     As filed with the Securities and Exchange Commission on March  6, 2003

Registration No. 333-84841

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Corixa Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1654387
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1124 Columbia Street, Suite 200, Seattle, Washington 98104-2040
(206) 754-5711
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven Gillis, Ph.D.
Chief Executive Officer
Corixa Corporation
1124 Columbia Street, Suite 200, Seattle, Washington 98104-2040
(206) 754-5711
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Stephen M. Graham
Alan C. Smith
Orrick, Herrington & Sutcliffe LLP
719 Second Avenue, Suite 900, Seattle, Washington 98104
(206) 839-4300

     Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those shares of common stock that remain unsold hereunder as of the effective date hereof.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

DEREGISTRATION OF SECURITIES

     On August 18, 1999, Corixa Corporation filed a registration statement on Form S-3/A (No. 333-84841) (the “Registration Statement”) that registered 170,224 shares of its common stock for resale from time to time. The Registration Statement was declared effective by the Securities and Exchange Commission (the “Commission”) on August 20, 1999.

     The Registration Statement was filed in order to register shares of Corixa’s common stock issued to International Biotechnology Trust plc (“IBT”) and Warburg, Pincus Ventures, L.P. (“Warburg”) pursuant to a common stock purchase agreement dated December 11, 1998.

     In accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, Corixa respectfully requests that the Commission remove from registration all of the shares that remain unsold under the Registration Statement. Corixa is requesting the removal from registration of these shares because its obligation to maintain the effectiveness of the Registration Statement pursuant to the registration rights agreement among Corixa, IBT and Warburg has expired.

     Accordingly, pursuant to this Post-Effective Amendment No. 1 to the Registration Statement, Corixa hereby de-registers all of the shares of its common stock registered pursuant to the Registration Statement remaining unsold thereunder as of the date hereof.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Seattle, state of Washington, on the 6th day of March 2003.

CORIXA CORPORATION

By	/s/ STEVEN GILLIS, PH.D.

Steven Gillis, Ph.D. Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on the 6th day of March 2003.

Signature	Title

/s/ STEVEN GILLIS, PH.D. Steven Gillis, Ph.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ MICHELLE BURRIS Michelle Burris	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ MICHAEL BIGHAM Michael Bigham	Director

/s/ JOSEPH LACOB Joseph Lacob	Director

/s/ MARK MCDADE Mark McDade	Director

/s/ ROBERT MOMSEN Robert Momsen	Director

/s/ ARNOLD ORONSKY, PH.D. Arnold Oronsky, Ph.D.	Director

/s/ SAMUEL SAKS Samuel Saks, M.D.	Director

/s/ JAMES YOUNG, PH.D. James Young, Ph.D.	Director